Exhibit 99.2

December 10, 2009

For Immediate Release

Eric Loughmiller

Executive Vice President and Chief Financial Officer

317-249-4254

eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Amendment of Tender Offer for Outstanding Notes

Carmel, IN— KAR Auction Services, Inc. (the “Company”) today announced that it has amended its previously announced cash tender offer for its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”), its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes”) and its Floating Rate Senior Notes due 2014 (CUSIP No. 48238QAD7) (the “Third Priority Notes” and, together with the First Priority Notes and the Second Priority Notes, the “Notes”). The tender offer has been amended such that the maximum aggregate consideration for Notes purchased in the tender offer, excluding accrued and unpaid interest, will be $213,600,000; provided that under certain circumstances as described in the Offer to Purchase (as defined below), such maximum aggregate consideration may be $49,975,000. The terms and conditions of the tender offer are described in an Offer to Purchase, dated November 30, 2009 (the “Offer to Purchase”), and a related Letter of Transmittal, which were previously sent to holders of Notes.

The Total Tender Offer Consideration, the Late Tender Offer Consideration, the Early Tender Premium and the Acceptance Priority Levels (each, as defined in the Offer to Purchase) will remain the same and have not been amended.

The Company has extended the time and date at or before which holders of Notes must validly tender and not validly withdraw their Notes from 5:00 p.m., New York City time, on December 11, 2009, to 5:00 p.m., New York City time, on December 15, 2009, unless further extended (such date and time, as the same may be extended, the “Early Tender Date”) in order to be eligible to receive the applicable Total Tender Offer Consideration. Holders of Notes who validly tender their Notes after the Early Tender Date and on or before the Expiration Date (as defined below) will be eligible to receive only the applicable Late Tender Offer Consideration, which is equal to the applicable Total Tender Offer Consideration minus the applicable Early Tender Premium, as set forth in the Offer to Purchase. In addition to the applicable Tender Offer Consideration, holders whose Notes are accepted for purchase in the tender offer will receive accrued and unpaid interest to, but excluding, the date on which the tender offer is settled, which is now expected to be December 31, 2009.

The Company has extended the time and date at which the tender offer will expire from 11:59 p.m., New York City time, on December 28, 2009, to 5:00 p.m., New York City time, on December 30, 2009, unless further extended (such date and time, as the same may be extended, the “Expiration Date”). Validly tendered Notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on December 15, 2009, unless extended. Holders that have previously tendered notes and have no intention to withdraw do not need to re-tender their Notes or take any other action in response to this amendment to the tender offer to receive the Total Tender Offer Consideration.

The consummation of the tender offer is subject to the satisfaction of certain conditions, including, without limitation, the consummation of the initial public offering of the Company’s common stock (the “IPO Condition”) and an aggregate principal amount of 10% Senior Subordinated Notes due 2015 equal to at least $191,250,000 being validly tendered as of the Early Tender Date (the “Minimum Condition”). The Company reserves the right, in its sole discretion, to waive any and all conditions to the tender offer with respect to one or more tranches of Notes (including, without limitation, the Minimum Condition).

If the Minimum Condition is satisfied as of the Early Tender Date, the aggregate principal amount of each tranche of Notes that is purchased in the tender offer will be based on the Acceptance Priority Level for such tranche, subject to the terms of the Offer to Purchase.

If the Minimum Condition is not satisfied as of the Early Tender Date, no Notes will be purchased in the Tender Offer, unless the Company waives (in whole or in part), in its sole discretion, the Minimum Condition, subject to the terms of the Offer to Purchase.

If the Minimum Condition is not satisfied as of the Early Tender Date, the Company may waive the Minimum Condition in whole, such that the Company proceeds with the tender offer with respect to all three tranches of Notes. In that event, the Company will accept for purchase all validly tendered Notes based on the Acceptance Priority Level as if the Minimum Condition had been satisfied. Alternatively, if the Minimum Condition is not satisfied as of the Early Tender Date, the Company may waive the Minimum Condition in part, such that the Company will not purchase any First Priority Notes in the tender offer and the maximum aggregate consideration, excluding accrued and unpaid interest, for Second Priority Notes and Third Priority Notes purchased in the tender offer will be $49,975,000.

The Company’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal, except to the extent the terms of the tender offer described therein are amended by this press release. Subject to applicable law, the Company may further amend, extend, waive conditions to or terminate the tender offer.

Goldman, Sachs & Co. and RBC Capital Markets Corporation are the Dealer Managers for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group) or RBC Capital Markets Corporation (Attention: High Yield Capital Markets). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 470-4300 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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